KCSA
PUBLIC RELATIONS
WORLDWIDE                                                                   News
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Public & Investor Relations, Corporate & Marketing Communications

FOR:      4Kids Entertainment, Inc.

KCSA      Todd Fromer / Michael Cimini
CONTACTS: (212) 896-1215 / (212) 896-1233
          todd@kcsa.com  / mcimini@kcsa.com

                4Kids Entertainment Reports First Quarter Results

                Net Revenues Increase 201%, Net Income Rises 91%

NEW YORK, May 14, 2003 - 4Kids Entertainment, Inc. (NYSE: KDE) today announced net revenues for the first quarter ended March 31, 2003 climbed 201% to $20,977,634 from $6,960,836 in the same period last year. Net income for the quarter was $2,969,549 or $0.21 per diluted share, compared to net income of $1,553,681 or $0.11 per diluted share, in the year-earlier period, an increase of 91%.

Al Kahn, Chairman and Chief Executive Officer, said, "Q1 results were driven by our licensing segment primarily from strong retail sales of Yu-Gi-Oh!(TM) products. Additionally, we saw the successful retail introduction in the quarter of Teenage Mutant Ninja Turtles(TM) toys and licensed products including plush toys and t-shirts for The Dog(TM). "

Yu-Gi-Oh! and Pokemon(R) continue to be among the most highly rated shows on kids network television. New Yu-Gi-Oh! trading cards and Mattel toy products are being released regularly. In the first quarter Nintendo launched Pokemon Ruby and Pokemon Sapphire video games introducing 130 new Pokemon characters.

"FoxBox, 4Kids' four hours of programming on Saturday mornings on the Fox Network saw improved ratings during the first quarter with new program launches including the Teenage Mutant Ninja Turtles and the Cramp Twins(TM). We are currently in the process of evaluating new shows for FoxBox's 2003-2004 line-up and remain focused on building ratings and attracting properties that have a proven track record for driving licensed product sales," said Kahn.

4Kids' Home Video achieved a major milestone in the first quarter, shipping its one millionth Yu-Gi-Oh! title. The division, which has been driven by strong Yu-Gi-Oh! sales, is on track to release one new title per month.

"We are encouraged by the progress we have made in the first quarter. The debut of Teenage Mutant Ninja Turtles has resulted in increased licensing revenue during the quarter. As we work to enhance programming on FoxBox for the upcoming season, we are optimistic that we can attract new television series from top quality content owners seeking network exposure. Finally, our strong cash position and debt-free balance sheet enables us to compete for the very best content opportunities in the international marketplace," concluded Kahn.

About 4Kids Entertainment

Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children's entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; media buying and planning; and Web site development. For further information, visit the company's website at www.4KidsEntertainment.com.

This press release contains forward-looking statements. Due to the fact that the Company faces competition from toy companies, motion picture studios and other licensing companies, and the uncertainty of public response to the Company's properties, actual results or outcomes may differ materially from any such forward-looking statements.

This release and prior releases are available on the Company's Worldwide Web site at www.4KidsEntertainment.com

You may register to receive 4Kids Entertainment's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.

Tables Follow:

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands of dollars, except share data)
--------------------------------------------------------------------------------

                                                        Three Months Ended
                                                     March 31,        March 31,
                                                       2003             2002
                                                    -----------      -----------
NET REVENUES                                        $    20,978      $     6,961
                                                    -----------      -----------

COSTS AND EXPENSES:
  Selling, general and administrative                     7,316            4,468
  Production service costs                                1,920              123
  Amortization of television and
    film costs and Fox broadcast fee                      7,116              220
                                                    -----------      -----------
           Total costs and expenses                      16,352            4,811
                                                    -----------      -----------

INCOME FROM OPERATIONS                                    4,626            2,150

INTEREST INCOME                                             324              477
                                                    -----------      -----------

INCOME BEFORE INCOME TAX
  PROVISION                                               4,950            2,627

INCOME TAX PROVISION                                      1,980            1,073
                                                    -----------      -----------
NET INCOME                                          $     2,970      $     1,554
                                                    ===========      ===========

PER SHARE AMOUNTS:
  Basic earnings per common share                   $      0.23      $      0.12
                                                    ===========      ===========

  Diluted earnings per common share                 $      0.21      $      0.11
                                                    ===========      ===========

  Weighted average common shares
      outstanding - basic                            13,135,008       12,576,340
                                                    ===========      ===========

  Weighted average common shares
      outstanding - diluted                          13,899,630       13,639,169
                                                    ===========      ===========

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